Exhibit 99

ORDERPRO LOGISTICS, INC.

Press Release

FOR IMMEDIATE RELEASE

Contact:
OrderPro Logistics, Inc.
7400 North Oracle Road #162
Tucson, Arizona 85704
Phone: 620-575-5745
"investorinfo@orderprologistics.com   '

OrderPro Logistics Suspends JBP Express

TUCSON, AZ -- October 29, 2004 - OrderPro Logistics, Inc. (OTCBB: OPLO) announced today that the services of its major subsidiary, JBP Express, have been temporarily suspended as a result of the management and office staff resigning their employment the week of October 11, 2004. At the moment, the client/customer relationships still exist and the facility and trucks are still available for OrderPro to revive the operations if we decide to do so. The Company is currently in discussions with our bank which has control of JBP’s receivables as collateral on a bank line of credit to determine what funds, if any, are available to OPLO.

The suspension in services of JBP is a direct result of the failure of the former CEO of OrderPro to manage the initial acquisition of JBP Express and institute cost control measures to bring the operation to profitability. As a result of the suspension, OrderPro will give up a substantial portion (79%) of its revenues. Current management is assessing the recoverability of its assets, including, as mentioned above, its accounts receivables, and is analyzing the operational viability of this subsidiary. Upon completion of this investigation, the Board of Directors will convene to determine the best course of action.

“Since the removal of the Company’s previous CEO, current management has exerted substantial time and effort in evaluating and fixing the problems of OrderPro Logistics and its subsidiaries,” said Jeffrey Smuda, CEO of OrderPro Logistics, Inc. “These problems were the direct result of the negligence and inability of the former Chairman and CEO to manage the assets and control the costs of OrderPro. The current suspension of JBP Express will allow us to use our cash to grow our profitable lines of business. We will continue to provide updates on the progress of OrderPro Logistics,” added Mr. Smuda.

About OrderPro Logistics, Inc.

OrderPro Logistics Inc. was created to capture the potential of the Internet in the transportation and logistics industry by employing new and innovative processes. OrderPro Logistics Inc. can integrate every aspect of the customer shipping needs from order entry through successful delivery. Customer priorities, shipment integrity, best quality, and optimization of every load is the objective of supply chain management with OrderPro Logistics Inc. lowering costs while adding value in process and service. For more information, please visit 'www.orderprologistics.com'.

Forward-Looking Statements: This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and are subject to numerous known and unknown risks and uncertainties, which could cause the company's actual results to differ materially from those as indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and should review the company's SEC filings.